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                                                                     EXHIBIT 5.1


                                October 15, 1997


CombiChem, Inc.
9050 Camino Santa Fe
San Diego, CA 92121

        Re:    2,587,500 Shares of Common Stock of CombiChem, Inc.


Ladies and Gentlemen:

        We have acted as counsel to CombiChem, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 2,587,500 shares of the Company's Common Stock (the "Shares"), pursuant to the Company's Registration Statement on Form S-1 filed on October 15, 1997 (the "Registration Statement").

        This opinion is being furnished in accordance with the requirements of
Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K under the Securites Act of 1933, as amended (the "Act").

        In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended through the date hereof, the Amended and Restated Certificate of Incorporation, which the Registration Statement contemplates will become effective immediately prior to the issuance and sale of the Shares, the Company's bylaws, as amended through the date hereof, the restated bylaws which the Registration Statement contemplates will become effective immediately prior to the issuance and sale of the Shares and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (the "Documents"). We are relying (without any independent investigation thereof) upon the truth and accuracy of the statements set forth in such Documents.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and Prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and nonassessable.


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CombiChem, Inc.                                                 October 15, 1997
                                                                          Page 2

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in applicable law or in the facts stated or assumed herein which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                       Very truly yours,


                                       /s/ BROBECK, PHLEGER & HARRISON LLP

                                       BROBECK, PHLEGER & HARRISON LLP